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                                                                   EXHIBIT 99.2


                         UNITED STATES BANKRUPTCY COURT
                          EASTERN DISTRICT OF MICHIGAN
                                SOUTHERN DIVISION

In re:                                )
                                      )        Case No.  04-67597
INTERMET CORPORATION et al.,          )        Chapter 11
                                      )        (Jointly Administered)
                                      )
                           Debtors.   )        Honorable Marci B. McIvor
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                             DEBTORS' BUSINESS PLAN


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         Pursuant to the directives of the Office of the United States Trustee
(the "U.S. Trustee"), Rule 2015(3) of the Federal Rules of Bankruptcy Procedure, and 11 U.S.C. Section 704(8) which is expressly made applicable to debtors in possession by 11 U.S.C. Sections 1107(a) and 1106(a)(1), the Debtors hereby submit their Business Plan (the "Business Plan"). As required by the U.S. Trustee, the Business Plan is divided into three main categories: (a) identification of problems; (b) proposed actions; and (c) proposed timetable.

I.       IDENTIFICATION OF PROBLEMS

         A.    BACKGROUND

         On September 29, 2004 (the "Petition Date") the Debtors(1) filed voluntary petitions in this Court for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. Sections 101-1330, as amended (the "Bankruptcy Code"). The Debtors continue to manage and operate their businesses as debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code. The Debtors, together with their direct and indirect subsidiaries and affiliates (collectively, "Intermet"), constitute one of the largest independent producers of ductile iron, aluminum, magnesium and zinc castings in the world. Intermet also provides machining and tooling services and products related to its casting business, along with a range of other products and services for the automotive and industrial markets. Intermet specializes in the design and manufacture of highly engineered, cast automotive components for the global light truck, passenger car, light vehicle and heavy-duty vehicle markets. For the fiscal year ended December 31, 2003, Intermet had sales from continuing operations of approximately $731 million.

         Intermet directly and indirectly provides products and services to every major North American automotive original equipment manufacturer ("OEM"), several major European and Japanese OEMs, and several leading suppliers to the OEMs (also known as "Tier 1" or "Tier 2" suppliers, and collectively with the OEMs, the "Customers"). Intermet directly or indirectly operates 18 manufacturing facilities in the United States, Germany and Portugal. Intermet's principal executive offices are located in Troy, Michigan. As of the Petition Date, Intermet employed, directly or indirectly, approximately 5,400 people worldwide, including approximately 4,200 employees in the United States.

         B.    THE DEBTORS' FINANCING ARRANGEMENTS AND PRE-PETITION OBLIGATIONS

         Prior to the Petition Date, the Debtors' operations were financed, in part, by a senior credit facility (the "Prepetition Credit Facility"), in which approximately 20 lenders (the "Prepetition Lenders") participate (whether pursuant to direct agreements or instruments with the Debtors, or through participation with the lenders in contractual privity with the Debtors), and for which the Bank of Nova Scotia is the Administrative Agent (the "Agent"). The Prepetition


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         (1) The Debtors are Intermet Corporation, Alexander City Casting
Company, Inc., Cast-Matic Corporation, Columbus Foundry, L.P., Diversified Diemakers, Inc., Ganton Technologies, Inc., Intermet Holding Company, Intermet Illinois, Inc., Intermet International, Inc., Intermet U.S. Holding, Inc., Ironton Iron, Inc., Lynchburg Foundry Company, Northern Castings Corporation, Sudbury, Inc., SUDM, Inc., Tool Products, Inc., Wagner Castings Company, and Wagner Havana, Inc., as debtors and debtors-in-possession.


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Credit Facility consists of a $90 million revolving credit line and a $120 million term loan. As of the Petition Date, the Debtors had borrowed approximately $41 million under the aforementioned revolver. In addition, as of the Petition Date, the Debtors had approximately $27 million of principal and interest outstanding under various letters of credit issued under the aforementioned revolver. Intermet Corporation is the principal obligor under the Prepetition Credit Facility. The remaining Debtors are joint and several guarantors of the obligations under the Prepetition Credit Facility, which is secured by certain of the Debtors' United States domestic assets and pledges of 65% of the stock of certain of the Debtors' foreign subsidiaries.

         Intermet is also a party to a $35.6 million Letter of Credit Facility Agreement dated January 8, 2004 (the "L/C Facility Agreement"). Pursuant to the L/C Facility Agreement, the Bank of Nova Scotia issued a letter of credit on behalf of Intermet in the face amount of $35.6 million to secure Intermet's obligations under the Columbus Foundry Bond (as defined below) (the "Georgia LC"). The Georgia LC was secured solely by an account of Intermet holding $35.6 million of Intermet's funds (the "L/C Cash Collateral"). The L/C Cash Collateral did not secure the Prepetition Credit Facility.

         As of the Petition Date, one of the Debtors, Columbus Foundry, L.P., had obligations relating to indebtedness under variable rate limited obligation revenue bonds in the approximate outstanding principal amount of $35 million, which were secured by the Georgia LC. (the "Columbus Foundry Bonds"). On October 29, 2004, the Columbus Foundry Bonds were accelerated by the obligor and the Bank of Nova Scotia was required to pay off such bonds pursuant to the Georgia LC. On November 5, 2004, the Bank of Nova Scotia was granted relief from the automatic stay and permitted to off-set Intermet's reimbursement obligation to the Bank of Nova Scotia for the draw against the L/C Cash Collateral.

         Another of the Debtors, Lynchburg Foundry Company, has approximately $2 million outstanding under industrial development revenue bonds in favor of SunTrust Bank as trustee, which are secured by letters of credit.

         Furthermore, as part of an asset purchase transaction, the Debtor entity now known as Tool Products, Inc. assumed obligations relating to certain industrial development revenue bond debt in favor of U.S. Bank, National Association, as trustee, of which approximately $1.5 million in principal and interest is outstanding.

         The Debtors have also used the capital markets to finance their operations and have indebtedness under a series of unsecured notes issued on June 13, 2002 (the "Senior Notes")2, in the aggregate outstanding amount of principal and interest of approximately $175 million. U.S. Bank National Association (the "Indenture Trustee") is the trustee under the indenture for the Senior Notes. A default under the Senior Notes constitutes a default under the Prepetition Credit Facility, and the acceleration of indebtedness under the Prepetition Credit Facility would constitute a default under the Senior Notes.

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         (2) The only Debtors that are not obligors or guarantors of the Senior
Notes are Intermet Holding Company and Intermet International, Inc.


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         As of the Petition Date, the Debtors had trade debt in the approximate amount of $56 million.

         With respect to post-petition financing, on November 5, 2004, the Bankruptcy Court entered the Final Order Pursuant to Bankruptcy Code Sections 105, 361, 363, 364, 503 and 507: (a) Authorizing Debtors-in-Possession to (i) Obtain Senior and Junior Secured Post-Petition Financing and (ii) Utilize Cash Collateral, (b) Granting Superpriority Claims to Post-Petition Lenders and (c) Granting Adequate Protection to Pre-Petition Lenders (the "Final DIP Order"). Pursuant to the Final DIP Order, the Debtors have obtained a $60 million debtor-in-possession line of credit (the "DIP Facility") from a group of lenders led by Deutsche Bank Trust Company Americas ("Deutsche Bank") and The Bank of Nova Scotia ("BNS" but collectively with Deutsche Bank, the "DIP Lenders"). This DIP Facility is split into two tranches - a first tranche comprised of $20 million in availability ("Tranche 1") and a second tranche of a further $40 million ("Tranche 2").

         The Debtors have completed all of the necessary conditions precedent to effect Tranche 1. The Debtors have substantially completed the necessary requirements for availability of funds under Tranche 2. A condition precedent to availability of funds under Tranche 2 is that the Debtors reach agreement with their major customers satisfactory to the DIP Lenders, on or before December 31, 2004. As discussed below, the Debtors are working intensely with their Customers to reach such agreements.

         C.    EVENTS LEADING TO THE CHAPTER 11 FILINGS AND RESTRUCTURING
               INITIATIVES

         The primary contributors to the Debtors' bankruptcy filings are substantial increases in costs of raw materials used by the Debtors, especially unprecedented increases in prices for steel scrap, which the Debtors use extensively in their businesses, as well as losses at the Debtors' Racine and Decatur facilities. The foregoing issues put significant financial strains upon the Debtors such that the Debtors' ability to draw on the revolver portion of the Prepetition Credit Facility became impaired. As a result, the Debtors sought a waiver of certain conditions to receiving additional funds from the Prepetition Lenders. The Debtors were unable to obtain such a waiver in order to obtain additional funds under the Prepetition Credit Facility, which necessitated the Debtors' bankruptcy filings.

         The Debtors intend to maximize the benefits of their restructuring in these cases by extensively reviewing all aspects of their businesses for opportunities to improve performance. Among other things, the Debtors will seek to restructure their secured and unsecured debt, rationalize their costs (including labor costs and facility costs) and their manufacturing capacity with their business needs, effect a customer strategy focused upon scrap steel recovery and other commercial and financial issues, reject onerous contracts and explore refinancing and equity investment opportunities.

II.      PROPOSED ACTIONS

         Intermet's proposed actions to resolve existing business issues fall into three principal categories: (a) customer matters, (b) operational issues, and (c) balance sheet de-levering.

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         A.       CUSTOMER MATTERS

         Intermet's 11 major Customers comprise approximately 80% of sales revenues for Intermet's North American operations. As part of their business of supplying Customers, the Debtors are parties to numerous pre-petition contracts with their Customers (the "Contracts"). The Debtors estimate that they have over 300 executory Contracts with approximately 100 different Customers. The Contracts take many different forms, including purchase orders (the "Purchase Orders"), releases and various other documents pursuant to which Intermet supplies component parts to its Customers.

         In connection with these bankruptcy cases, the Debtors have begun the lengthy process of reviewing all of their Contracts in order to analyze the benefits and burdens of each and to perform an assumption/rejection analysis in accordance with 11 U.S.C. Section 365. Through this process, the Debtors have determined that, absent particular changes to the Contracts that have been identified with respect to each of the Customers, certain Contracts are burdensome to the Debtors' estates because the pricing terms do not permit the Debtors to generate a sufficient, or in some cases any, profit from their main business source -- the manufacture and supply of component parts.

         This determination is based, in large part on the fact that (a) the price of scrap steel, one of Intermet's primary raw materials, has risen substantially since Intermet has begun producing the component parts under the existing Contracts, and such Contracts either do not allow, or are inadequately or not timely in allowing, Intermet to pass such cost increases through to such Customer, (b) pricing for certain of the component parts under certain Contracts is well below market and/or the cost to produce such parts do not provide adequate contribution margin, (c) the timing of payments under certain Contracts is too slow, in light of the fact that Intermet is no longer able to avail itself of accelerated payment terms which were previously available, and (d) certain Customers have demanded other economic concessions from the Debtors, which are onerous to Intermet under the circumstances.

         The Debtors cannot successfully reorganize with certain Contracts in their current form. The Debtors commenced negotiations and have engaged in discussions with their Customers to address the inadequacies of such Contracts, but as of November 17, 2004, the Customers had not yet agreed to the modifications requested by the Debtors which would extinguish or relieve the burden to the estates. Consequently, on November 17, 2004, the Debtors filed a Motion for Authority to Reject Executory Customer Supply Contracts (the "Motion"). In the Motion, the Debtors seek authority to reject all of the Contracts with the 11 major Customers listed on Exhibit B to the Motion, such Contracts which are to be identified in a notice (the "Rejected Supply Contract Notice") that will be filed with the Court and served on the relevant Customer, at least five (5) days before a hearing to consider the Motion (the "Rejection Notice Date"). This process will allow the Debtors and the Customers to continue negotiating with the Customers while simultaneously providing the requisite notice that, absent the implementation of the changes requested by the Debtors, the Debtors can no longer afford to honor the Contracts.

         As noted above, such Contracts are burdensome to the estates because they do not allow the Debtors to generate a profit through the sale of component parts -- the Debtors' primary business. The price of raw materials, and in particular steel, has significantly increased the cost

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of production. For example, the cost of steel has increased from approximately
$231/net ton in January, 2004 to $439/net ton in November, 2004. The Contracts do not adequately, or at all in certain circumstances, take into account the rising cost of raw materials.

         B.    OPERATIONAL ISSUES

         The Debtors are executing on plant consolidation and other cost rationalization strategies to assist in their restructuring efforts. On October 14, 2004, Intermet announced a plan to close its Columbus Machining plant in Columbus Georgia during the first quarter of 2005. The primary reason for the closure is to achieve rationalization of excess production capacity and reduce costs. As of October 14, 2004, the Columbus facility employed 86 people, including hourly and salaried staff. The Debtors continue to review other plant consolidation strategies. Finally, the Debtors are reviewing all executory contracts including collective bargaining agreements in an effort to capitalize on the powers afforded debtors under the Bankruptcy Code. Further, the Debtors are in discussions to effect changes at their Racine facility and are considering other cost rationalization strategies at their other facilities which strategies will become finalized pending the outcome of negotiations with the Debtors' major Customers concerning the economics of the existing, and the prospective, book of business.

         C.    BALANCE SHEET DE-LEVERING

         The Debtors have initiated discussions with the Prepetition Lenders and the Official Committee of Unsecured Creditors' (the "Committee") to develop a Plan of Reorganization that would restructure Intermet's balance sheet to de-lever Intermet and align its capital structure relative to the assets and cash flows of the Debtors. This de-levering may involve the conversion of a substantial portion of Intermet's debt into various equity securities in order to reduce financial leverage, effectively meet restructured debt service requirements, and increase cash flows available for use in the operations of the Debtors' businesses. Moreover, any financing arrangements that would become effective at the exit of the Chapter 11 proceedings would require additional funds above and beyond the pre-petition debt amounts.

         The Debtors also intend to maintain their status as leading suppliers of highly engineered component parts. As part of the realization of this goal, Intermet's management continues to work to ensure that there is no disruption to the timely supply of component parts to Intermet's Customers.

         The Debtors have made significant progress in developing and implementing their strategies with respect to Customer matters and operational cost rationalizations. The Debtors are proceeding rapidly to propose a Plan of Reorganization that they believe will gain the acceptance of their major creditors and other important constituents, including Customers.

III.     PROPOSED TIMETABLE

         Implementation of the cost-cutting measures described above has begun in earnest and will continue during the Chapter 11 proceedings and beyond. Intermet continues to engage in discussions with its 11 major Customers with respect to amending certain Contracts on terms satisfactory to the Debtors and the particular Customer, and within the context of prevailing


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market conditions. During the months of November and December, the Debtors have and will advance these initiatives, together with negotiating exit financing and will seek to execute definitive agreements with their Customers. In addition, Intermet will negotiate with the various levels of creditors with the view of filing a Plan of Reorganization by January 31, 2005. Barring unforeseen difficulties, Intermet anticipates that if those arrangements can be negotiated successfully, it will exit Chapter 11 by April 30, 2005.



                                            Respectfully Submitted,

                                            INTERMET CORPORATION, et al.,
                                            Debtors and Debtors-In-Possession


DATE: November 30, 2004                     By: /s/ David Dragich
                                                      One of Their Attorneys

Judy A. O'Neill (P32142)
David G. Dragich (P63234)
FOLEY & LARDNER LLP
150 West Jefferson Ave., Suite 1000
Detroit, Michigan  48226
(313) 963-6200

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